The Dow Chemical Company 2030 Dow Center Midland, MI 48674 U.S.A.

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The Dow Chemical Company	The Dow Chemical Company
Rebecca Bentley	Nancy Lamb
989-638-8568	989-638-7251
rmbentley@dow.com	nelamb@dow.com

FOR IMMEDIATE RELEASE

Dow Begins Deploying K-Dow Award to Balance Sheet
Lays Out Plan to Reduce Nearly $2 Billion in Debt in 2013, with
Nearly $1.6 Billion Debt Reduction in 2Q13 Alone

MIDLAND, Mich. – May 24, 2013 – The Dow Chemical Company (NYSE: DOW) today announced it plans to deploy part of its recent payment from the Petrochemical Industries Company of Kuwait (PIC) to reduce up to $2 billion in debt in 2013. In addition, Dow is examining other ways to reduce high-cost instruments from its balance sheet. This is consistent with previous statements regarding Dow’s priorities for use of cash.

Taken on the whole, Dow’s current and planned actions are expected to deliver more than $100 million in annual interest expense savings once complete, and are expected to bring the Company’s net debt to total capital ratio to well below 40 percent.

“This is yet another strong example of the deliberate actions Dow is taking to further enhance our financial flexibility,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “We have been clear and consistent with our prioritized uses of cash, and our recent arbitration award from PIC enables us to take additional aggressive steps to substantially reduce our debt and therefore our interest expenses – positioning Dow well to further increase our earnings, and thus paving the way for future shareholder remuneration. These actions will effectively restore our net debt to capital ratios to pre-2008-crisis levels, as we continue to review additional means to reduce our financing costs.”

Liveris also stated, “Importantly, Dow has maintained full ownership of its industry-leading plastics franchise, which has delivered exceptional returns and is poised for even further margin expansion due to positive exposure to shale-gas and ethylene value chain dynamics.”

Today’s announcement brings Dow’s current debt-reduction activities in the second quarter of 2013 to nearly $1.6 billion, and includes today’s notice of redemption, to occur on June 24, of $1.25 billion of the Company’s outstanding 5.90% Notes due in 2015, as well as the Company’s notice of redemption of certain outstanding InterNotes and the redemption of certain tax exempt bonds – two actions that were announced earlier this month and are also scheduled to be completed by the end of the second quarter. Additional debt-reduction activities of up to $400 million are planned for the second half of the year.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow Begins Deploying K-Dow Award to Balance Sheet

Details Regarding the Redemption of the 5.90% Notes Due 2015:
As noted above, Dow today announced a full redemption in the principal amount of $1,250,000,000.00 of the Company’s outstanding 5.90% Notes due 2015 (the “Notes”) issued pursuant to an Indenture dated as of May 1, 2008 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

Pursuant to the terms of the Indenture, the Notes will be redeemed in full on June 24, 2013 (the “Redemption Date”) at a redemption price equal to the greater of (1) 100% of the principal amount thereof, and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes and determined on the third business day prior to the Redemption Date) plus 50 basis points, as set forth in the Notes, along with accrued and unpaid interest up to, but not including, the Redemption Date. On the Redemption Date and upon the Company’s payment of the redemption price, all rights of holders with respect to the Notes being redeemed will terminate, except for the right to receive payment of the applicable redemption price upon surrender of the Notes for redemption.

Copies of the notice of redemption can be obtained from the Bank of New York Mellon Trust Company by calling Bondholder Relations at (800) 254-2826.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.